Exhibit 99.1

                                  News Release

For Immediate Release

                  Bennett Brown Steps Down At CNB National Bank

         Jacksonville, Florida (February 19, 2002) - CNB Florida Bancshares, Inc. (NASDAQ: CNBB) today announced the resignation of Bennett Brown as President and Chief Operating Officer of CNB National Bank and as Executive Vice President of the holding company. Brown's departure was for personal reasons and a desire to fulfill personal endeavors, including an increased commitment to his family and a broader involvement with his church. He will continue in an advisory role with CNB.

         K. C. Trowell, Chairman and Chief Executive Officer of CNB, will assume the additional role of President. "We are very appreciative of the instrumental role Bennett played in CNB's expansion into the First Coast market," Trowell stated. "We wish him well as he pursues his personal endeavors".

                                   * * * * * *

         CNB Florida Bancshares, Inc., a registered bank holding company, is the parent of CNB National Bank, the largest community bank headquartered in Northeast Florida. CNB National Bank commenced operations in 1986 with one Lake City location and today has fifteen offices in eight counties (Alachua, Baker, Bradford, Columbia, Duval, St. Johns, Suwannee and Union).


Contact:
G. Thomas Frankland
Executive Vice President & Chief Financial Officer
904/265-0261